Filed Pursuant to Rule 433

Registration No. 333-261901-03

*Full Pricing Details* $1.11+bn (Offered) Santander Drive Auto Receivables Trust 2022-3

Issuer : Santander Consumer USA

Joint Lead Bookrunners : Citi(str.), JPM, and SIS

DEI Co-Managers : Cabrera Capital Markets LLC, Siebert Williams Shank

Anticipated Capital Structure:

CL	AMT(MM)	WAL	S/M	E. Fin	L. Fin	BENCH Spread	Yld(%)	CPN(%)	Px

A-1	$237.00	0.19	A-1+/P-1	09/22	05/15/2023	I-Curv <<NOT OFFERED>>
A-2	$400.00	0.69	AAA/Aaa	07/23	03/17/2025	I-Curv + 115	2.777	2.76	99.99930
A-3	$343.28	1.75	AAA/Aaa	10/24	12/15/2026	I-Curv + 95	3.430	3.40	99.99029
B	$155.47	2.75	AA/Aaa	07/25	08/16/2027	I-Curv + 140	4.170	4.13	99.98909
C	$220.24	3.67	A/Aa3	04/26	08/15/2029	I-Curv + 170	4.538	4.49	99.98088

-Deal Summary-

Deal Size : $1.11+bn Offered

Settle date : 05/18/2022

Offering Format : SEC registered

First Pay Date : 06/15/2022

ERISA : A-1 No; A-2 - C Yes

Exp. Ratings : S&P / Moody’s

Min Denoms : $1k x $1k

BBG Ticker : SDART 2022-3

B&D : Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.